                                                                    Exhibit 4(q)

                          FIRST SUPPLEMENTAL INDENTURE
                          ----------------------------

                        TO INDENTURE DATED JUNE 10, 1994
                        --------------------------------

                  The FIRST SUPPLEMENTAL INDENTURE dated as of November 14, 2001 is executed by and between KEYCORP, a corporation duly organized and existing under the laws of the State of Ohio (the "Company"), and BANKERS TRUST COMPANY, a New York banking corporation duly organized and existing under the laws of the State of New York acting as trustee (the "Trustee") under that certain Indenture dated as of June 10, 1994 between the Company and the Trustee (the "Indenture").

                  WHEREAS, pursuant to the Indenture the Company issues subordinated debt securities from time to time (the "Debt Securities");

                  WHEREAS, Section 901 of the Indenture provides that, without the consent of any Holders of Debt Securities or coupons, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of making any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Debt Securities of such series in any material respect;

                  WHEREAS, the Company desires to add a paragraph to Section 301 of the Indenture providing for the reopening from time to time of an Outstanding series of Debt Securities;

                  WHEREAS, such amendment will not adversely affect the interests of the Holders of the Debt Securities of any Outstanding series of Debt Securities in any material respect;

                  WHEREAS, the Company has authorized the execution and delivery of this Supplemental Indenture; and

                  WHEREAS, all other conditions precedent to the execution and delivery of this First Supplemental Indenture have been satisfied.

                  NOW, THEREFORE, the parties agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of Debt Securities to add the following paragraph to Section 301 of the Indenture:

1. With respect to any series of Debt Securities issued after the date hereof the Company may, without the consent of any existing Holders of Debt Securities, issue additional Debt Securities of any such series, that are Outstanding from time to time under this Indenture, so long as, on the date of issuance of such additional Debt Securities no Event of Default shall have occurred and be continuing with respect to such series of Debt Securities. Any such additional Debt Securities shall have the same rankings, interest rate, maturity and other identical terms and conditions as the previously issued and Outstanding series of Debt Securities. In such event, additional Debt Securities will, together with the previously issued and outstanding relevant series of Debt Securities constitute a single series of Debt Securities of the Company under the Indenture.

2. The Indenture as amended or modified by this First Supplemental Indenture is ratified and confirmed in all respects and the Indenture as so amended shall be read, taken and construed as one and the same instrument. This First Supplemental Indenture shall become effective upon execution and delivery hereof by all parties hereto. This First Supplemental

         Indenture may be executed in any number of counterparts, each of which counterparts together shall constitute one and the same instrument. All capitalized terms not otherwise defined here shall have the meanings defined in the Indenture.

3. The Trustee accepts the modification of the Indenture affected by this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the accuracy of the recitals contained herein, which recitals shall be taken as the statements of the Company.

4. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provisions included in this First Supplemental Indenture, or in the Indenture, which provision is required to be included in this First Supplemental Indenture or the Indenture, as applicable, by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act, such required provisions shall control.

5. All Debt Securities authenticated and delivered after the date hereof in exchange for or in lieu of any Debt Securities theretofore issued shall, pursuant to Section 906 of the Indenture, have imprinted or stamped thereon a legend in substantially the following form:

                  The Indenture was amended pursuant to a First Supplemental Indenture dated as of November 14, 2001, copies of which are available from the Company or the Trustee.

6. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State.

                  IN WITNESS WHEREOF, the undersigned have signed this First Supplemental Indenture as of the date first above written.



                                             KEYCORP

                                                  By /s/ Daniel R. Stolzer
                                                     ---------------------------
                                                         Daniel R. Stolzer
                                                         Vice President
ATTEST:

/s/ Carolyn E. Cheverine
---------------------------------
    Carolyn E. Cheverine

                                             BANKERS TRUST COMPANY,
                                                  individually and as Trustee

                                                  By  /s/ Tracy Salzmann
                                                     ---------------------------
                                                          Tracy Salzmann
                                                          Associate

ATTEST:

/s/ Jeffrey Muehlethaler
---------------------------------
    Jeffrey Muehlethaler


                                       2